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[FIDELITY PRESS RELEASE]

                                                                    EXHIBIT 99.1

        FIDELITY NATIONAL FINANCIAL ANNOUNCES CLOSING OF FNIS ACQUISITION

Jacksonville, Fla. -- (September 30, 2003) -- Fidelity National Financial, Inc. (NYSE:FNF), a Fortune 500 provider of products, services and solutions to the real estate and financial services industries, today announced the closing of the merger agreement whereby FNF acquired all of the outstanding stock of Fidelity National Information Solutions, Inc. (NASDAQ: FNIS) that it did not already own. Prior to the closing of the merger, FNF owned approximately 63 percent of the outstanding stock of FNIS.

Of those stockholders submitting votes on the merger proposal at the FNIS Annual Meeting of Stockholders on September 29, 2003, 99.93% voted in favor. Under the terms of the merger agreement, each share of FNIS common stock was exchanged for
0.830 shares of FNF common stock.

Fidelity National Financial, Inc., number 326 on the Fortune 500, is a provider of products, services and solutions to the real estate and financial services industries. The Company had total revenue of $3.4 billion and earned nearly $400 million in the first six months of 2003, with cash flow from operations of more than $600 million for that same period. FNF is the nation's largest title insurance company and also provides other real estate-related services such as escrow, flood certifications and life of loan monitoring, tax certificates and life of loan monitoring, merged credit reporting, property valuations and appraisals, default management, relocation services, flood, homeowners and home warranty insurance, exchange intermediary services, mortgage loan aggregation and fulfillment, multiple listing services software, mortgage loan origination software, collateral scoring and analytics and real property data. FNF is also one of the world's largest providers of information-based technology solutions and processing services to the mortgage and financial services industries through its subsidiary Fidelity Information Services. It processes nearly 50 percent of all U.S. residential mortgages, with balances exceeding $2.5 trillion, has processing and technology relationships with 48 of the top 50 U.
S. banks and has clients in more than 50 countries who rely on Fidelity Information Services' processing and outsourcing products and services. More than 34 percent of the total dollar volume of all outstanding consumer loans in the country is processed on Fidelity Information Services software applications. More information about the FNF family of companies can be found at www.fnf.com and www.fidelityinfoservices.com.

This press release contains statements related to future events and expectations and, as such, constitutes forward-looking statements. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be different from those expressed or implied above. The Company expressly disclaims any duty to update or revise forward-looking statements. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to, the effect of governmental regulations, the economy, competition and other risks detailed from time to time in the "Management's

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Discussion and Analysis" section of the Company's Form 10-K and other reports and filings with the Securities and Exchange Commission.

SOURCE:  Fidelity National Financial, Inc.

CONTACT: Daniel Kennedy Murphy, Senior Vice President, Finance and Investor Relations, 904-854-8120, dkmurphy@fnf.com